EXHIBIT 99.1

THE JONES FINANCIAL COMPANIES, L.L.L.P.

2021 EMPLOYEE LIMITED PARTNERSHIP

INTEREST PURCHASE PLAN

1.    Title

This plan (the “Plan”) shall be known as the 2021 Employee Limited Partnership Interest Purchase Plan of The Jones Financial Companies, L.L.L.P (the “Partnership”).

2.    Purpose

The primary purpose of the Plan is to provide incentives to attract, retain, compensate, and motivate “Employees” (as that term is defined in the instructions to Form S-8) of the Partnership and its Subsidiaries by offering them an opportunity to participate in the Partnership’s future financial performance. Pursuant to the Plan, certain Employees (“Participants”) may be granted an opportunity to acquire limited partnership interests (“Interests”) in the Partnership (an “Award”). As used herein, “Subsidiaries” include any entity the Partnership wholly owns (directly or indirectly).

3.    Participants

Participants shall be selected by the Partnership.

4.    Interests Covered by the Plan

The total number of Interests covered by the Plan shall be 700,000. This number of Interests shall be adjusted to reflect any subsequent Interest splits, reverse Interest splits or similar matters affecting the number of outstanding Interests of the Partnership. Awards not exceeding this number may be granted to Participants by the Partnership. In the event any Award is canceled or expires, the Partnership may include such Interests in another Award. The rights, responsibilities and obligations related to the Interests are set forth in and governed by the Partnership’s Twenty-First Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of September 1, 2021, as may be amended or restated from time to time (the “Partnership Agreement”).

5.    Awards - Description

Each Award shall represent the right to purchase that number of Interests described therein at and within the time period specified therein. Interests shall not be issued at the time the Award is granted, but only if and when the Participant exercises their right to purchase the Interests in accordance with the terms of the Award and this Plan. The purchase price of each full Interest shall be $1,000 payable by the Participant as provided in Section 7 of this Plan, with a minimum purchase of at least $5,000. Awards may be conditioned in any manner the Partnership may determine and set forth in the Award. Prior to exercise of an Award by a Participant, such Award may be canceled by the Partnership in its sole discretion.

6.    Awards - Granting

Awards may be granted as follows:

(a)    Awards. The Partnership will determine the Participants and establish the amount, duration and other terms, if any, of the Awards. In making its determination of who shall be Participants and the amount, duration and other terms of each Award, the Partnership shall take into account such factors as the Participant’s level of responsibility, job performance, branch profitability, potential for growth, years of experience, level and types of compensation and such other factors as the Partnership deems relevant. Awards may be granted throughout the term of the Plan.

(b)    Notice of Awards. Upon granting of any Award by the Partnership, the Participant shall be advised as to the amount, duration and other terms of the Award.

7.    Payment by Participants; Additional Documentation

As designated in the Award, a Participant shall pay for the Interests awarded to such Participant in cash at and within the time period established by the Partnership for the exercise of such Award or such Participant shall forfeit their right to purchase such Interests. If a Participant is granted an Award under the Plan and elects to participate, such Participant will subscribe by executing and delivering a subscription agreement and power of attorney to the Partnership, each substantially in the form approved by the Partnership. Each Participant shall also execute such additional documents and take such further action as the Partnership may reasonably request.

8.    Purchase Date

After a Participant’s funds are received by the Partnership, such funds will be used to purchase Interests from the Partnership on the date specified in the Award or as otherwise determined by the Partnership. Any Participant not already a limited partner of the Partnership will become a limited partner of the Partnership on the purchase date.

9.    Use of a Committee to Administer the Plan

A committee consisting of one or more general partners of the Partnership, which may include the Partnership’s managing partner (“Managing Partner”), shall be appointed by the Managing Partner of the Partnership (the “Committee”) to administer the Plan. Committee members shall serve at the pleasure of the Managing Partner.

The Committee shall have full power and authority to act on behalf of the Partnership in all matters related to the Plan, including, but not limited to, interpreting the Plan, establishing rules relating to the Plan which it deems appropriate, and making other determinations which it believes necessary and advisable for the proper administration of the Plan. Decisions of the Committee in matters relating to the Plan shall be final and conclusive. The Committee’s determinations under the Plan, including, without limitation, determinations as to Participants or Awards, need not be uniform. Members of the Committee shall not be eligible to participate in the Plan.

10.    Costs of Administering the Plan

All costs and expenses of administering the Plan shall be borne by the Partnership.

11.    Amendments and Termination

The Partnership may amend the Plan at any time either retroactively or prospectively or terminate or suspend the Plan, any Participant’s participation in the Plan, or any Award at any time for any reason.

12.    Non-Assignability

Awards are non-transferable and may not be assigned or pledged by any Participant at any time and no recognition shall be given to any attempt to assign any rights hereunder.

13.    Inception Date; End Date

The inception date of this Plan shall be December 8, 2021. The Plan will continue in effect until December 8, 2031, unless earlier terminated or extended by the Partnership.

14.    Choice of Law

The validity, construction and effect of the Plan and any actions relating to the Plan shall be determined in accordance with the laws of the State of Missouri without giving effect to any choice of law provisions.

15.    Arbitration

BY PARTICIPATING IN THE PLAN, ALL PARTICIPANTS AGREE THAT ANY DISPUTE, CLAIM OR CONTROVERSY ARISING UNDER OR RELATED TO THIS PLAN SHALL BE RESOLVED BY ARBITRATION AND WITHOUT RESORT TO LITIGATION IN COURT. ANY ARBITRATION PROCEEDINGS SHALL BE CONDUCTED IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) THEN IN EFFECT. THIS AGREEMENT TO ARBITRATE DISPUTES SHALL SURVIVE THE TERMINATION OF THE PLAN. THIS PROVISION SHALL IN NO WAY AFFECT OR IMPAIR THE PARTNERSHIP’S RIGHT TO OBTAIN EQUITABLE RELIEF FROM A COURT OF COMPETENT JURISDICTION, WHICH RELIEF MAY REMAIN IN FULL FORCE AND EFFECT PENDING THE OUTCOME OF ARBITRATION PROCEEDINGS.